EXHIBIT 99

ADP Reports Fourth Quarter and Fiscal 2013 Results; Provides Fiscal 2014 Guidance

For the Year, Revenues Rise 7%, 6% Organic;

EPS from Continuing Operations Unchanged, Up 6% As Adjusted

Forecasting Fiscal 2014 Revenue Growth of about 7%;

Forecasting Fiscal 2014 EPS Growth of 8% to 10%, Compared with Adjusted $2.89 in Fiscal 2013

ROSELAND, N.J., Aug. 1, 2013 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP) reported fiscal 2013 results and provided its initial outlook for fiscal 2014, Carlos Rodriguez, president and chief executive officer, announced today.

Fiscal 2013 Results
	As Reported	As Adjusted
Revenues	7% to $11.31 billion	7% to $11.31 billion
Pretax earnings from continuing operations	(1)% to $2.08 billion	4% to $2.13 billion
Net earnings from continuing operations	(1)% to $1.36 billion	5% to $1.41 billion
Diluted earnings per share from continuing operations	unchanged at $2.80	6% to $2.89 from $2.72

Fourth Quarter Fiscal 2013 Results
	As Reported	As Adjusted
Revenues	7% to $2.81 billion	7% to $2.81 billion
Pretax earnings from continuing operations	(7)% to $365.1 million	4% to $407.8 million
Net earnings from continuing operations	(11)% to $227.0 million	5% to $269.7 million
Diluted earnings per share from continuing operations	(10)% to $0.47 from $0.52	6% to $0.55 from $0.52

The above "As Reported" results include:

  A $43 million pretax, non-cash goodwill impairment charge ($43 million after tax, $0.09 per share) recorded in the fourth quarter of fiscal 2013 related to the 2011 acquisition of ADP AdvancedMD; and

  For the full fiscal year only, a $66 million pretax gain on a sale of assets ($41 million after tax, $0.08 per share) recorded in the second quarter of fiscal 2012.

Please refer to the tables at the end of this release for a reconciliation of the "As Reported" results to the "As Adjusted" results that exclude these items.  All comparisons throughout the remainder of this release are on an "As Adjusted" basis.

As anticipated, the following previously communicated items affected the company's results:

  High-margin client interest revenues declined from a year ago due to a lower yield on the client funds portfolio, partially offset by growth in average client funds balances, and negatively impacted fourth quarter and full-year revenue growth 1%. This decline was the primary driver of the impact of the client funds extended investment strategy, which negatively impacted growth in pretax earnings from continuing operations in the fourth quarter and full year 6% and 4%, respectively. Pretax margin was negatively impacted 120 basis points in the fourth quarter and 110 basis points for the full year, more than offsetting the strong pretax margin expansion in the business segments. Additionally, diluted earnings per share from continuing operations was negatively impacted $0.03, or 6% for the quarter, and $0.12, or 4% for the year.

  Foregone revenues and earnings related to the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business negatively impacted full-year revenue growth 0.5%, pretax earnings from continuing operations growth 2%, pretax margin 20 basis points, and diluted earnings per share $0.04, or just over 1%. There was no impact to fourth quarter results as the sale of assets and the expiration of the tax credits occurred in the second quarter of the prior year.

  Unfavorable foreign exchange rates negatively impacted full-year revenue growth about 0.5% with minimal impact on full-year earnings. There was minimal impact to fourth quarter results from foreign exchange rates.

  Fiscal 2012 acquisitions contributed 1% to full-year revenue growth and negatively impacted pretax margins about 20 basis points with minimal impact on earnings. There was minimal impact to fourth quarter results from fiscal 2012 acquisitions as the acquisitions were all completed prior to the fourth quarter of fiscal 2012.

Fourth Quarter and Fiscal 2013 Discussion

Commenting on the results, Mr. Rodriguez said, "ADP reported very solid results for fiscal 2013. I am particularly pleased with the strength in combined worldwide new business bookings for Employer Services and PEO Services, which grew 14% for the quarter on a very tough grow-over comparable with last year's fourth quarter growth of 20%. As a result of the strong finish to the fiscal year, new business bookings grew 11% for the year, ahead of our expectations. I am also pleased that worldwide client revenue retention increased to a new record level, and each of our business segments continued to perform well achieving good revenue growth and strong pretax margin expansion.

"Our financial position remains strong with cash and marketable securities balances of $2.0 billion, or $1.8 billion excluding assets related to outstanding reverse repurchase agreements at June 30, 2013.  During the fourth quarter, in support of our global Human Capital Management strategy, we acquired a provider of human resource outsourcing, payroll and employee benefits services in Latin America. With this acquisition, we better position ourselves to meet the needs of our multi-national clients who are already present in this important region. In line with our capital allocation strategy, we returned excess cash to shareholders through $806 million in dividends paid and the acquisition of 10.4 million shares of ADP stock for treasury at a cost of $647 million during fiscal 2013.

Employer Services

"Employer Services' revenues grew 8% for the fourth quarter, nearly all organic. Revenues grew 7% for the year, 6% organically. Worldwide client retention increased 0.8 percentage points for the fourth quarter compared with a year ago. For the year, client retention reached a new record level, increasing 0.4 percentage points to 91.3%. The number of employees on our clients' payrolls in the United States increased 2.8% for both the quarter and the year, as measured on a same-store-sales basis for a subset of our clients' payrolls ranging from small to large businesses. Employer Services' pretax margin expanded 120 basis points for the quarter despite higher selling expense related to stronger than anticipated new business bookings, and expanded 60 basis points for the year driven by increased operating efficiencies.  For the year, the pretax margin included a 50 basis point drag from last year's acquisitions.

PEO Services

"PEO Services' revenues increased 11% for both the fourth quarter and the year, all organic.  PEO Services' pretax margin declined 30 basis points for the quarter due to higher selling expense related to stronger than anticipated new business bookings.  Pretax margin increased 50 basis points for the year primarily due to slower growth in pass-through costs. Average worksite employees paid by PEO Services increased 8% for the quarter to approximately 286,000, and 9% for the year to approximately 277,000.

Dealer Services

"Dealer Services' revenues grew 9% for the fourth quarter, all organic. Revenues grew 9% for the year, 8% organically. For both the quarter and the year, revenues benefited from increased advertising in Digital Marketing and higher transaction volumes. Dealer Services' pretax margin improved 300 basis points for the quarter and 180 basis points for the year driven by increased operating efficiencies and an increase in certain non-recurring high-margin revenues.

Interest on Funds Held for Clients

"The safety, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the fourth quarter, interest on funds held for clients declined $19.8 million, or 16%, from $120.3 million a year ago to $100.5 million, due to a decline of about 50 basis points in the average interest yield to 2.0%, partially offset by an increase of 6% in average client funds balances from $19.2 billion to $20.4 billion.

"For the year, interest on funds held for clients declined $72.4 million, or 15%, from $493.3 million a year ago to $420.9 million, due to a decline of about 60 basis points in the average interest yield to 2.2%, partially offset by an increase of 7% in average client funds balances from $17.9 billion to $19.2 billion.

Fiscal 2014 Forecast

"As we enter fiscal 2014, the global economic recovery continues to be mixed. Our fiscal 2014 forecasts assume no changes in the current economic environment and are as follows:

Reportable Segments

  Employer Services – We anticipate revenue growth of about 7% with pretax margin expansion of 50 to 100 basis points.
  Pays per control – up 2.0% to 3.0% for the year
  PEO Services – We anticipate 10% to 12% revenue growth with slight pretax margin expansion.

  Employer Services and PEO Services new business bookings – We anticipate 8% to 10% growth compared to $1.35 billion sold in fiscal 2013.

  Dealer Services – We anticipate revenue growth of about 8%, with pretax margin expansion of about 100 basis points.

Interest on Funds Held for Clients, Interest Income on Corporate Funds

"The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 31, 2013. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts do not anticipate any changes during fiscal 2014 in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 31, 2013 were used to forecast new purchase rates for the client extended, corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to decline $40 to $50 million, or 10% to 12%, from $420.9 million in fiscal 2013 to $370 to $380 million. This forecast is based on a decline of about 30 to 40 basis points in the expected average interest yield to 1.8% to 1.9%, partially offset by approximately 5% anticipated growth in average client funds balances to $20.0 to $20.2 billion.

  Interest income on corporate funds is expected to decline approximately $10 million from $64.5 million in fiscal 2013 primarily due to a decline in interest income related to the extended investment strategy, which is included in interest income on corporate funds.

  In combination, we expect the total impact related to the client funds extended investment strategy to be a decline of $50 to $60 million from $469 million in fiscal 2013.
  We expect almost half of the decline in the impact related to the client funds extended investment strategy will occur in the first fiscal quarter and lessen through the remaining quarters.

"Taking into consideration the forecasts noted above, total ADP forecasts are as follows:

Revenues – We anticipate approximately 7% growth.

  Includes approximately 0.5 percentage point of anticipated drag for the year, with nearly 1.0 percentage point anticipated drag in the first fiscal quarter, related to the decline in interest on client funds from a continued low interest rate environment, partially offset by the forecasted growth in average client funds balances as discussed above

Pretax Margins – We anticipate a slight improvement in pretax margin from the adjusted 18.8% in fiscal 2013.

  Includes an anticipated drag of 70 to 80 basis points for the year, with an anticipated drag of approximately 110 basis points in the first quarter, related to the client funds extended investment strategy which is primarily driven by the anticipated decline of $40 to $50 million in interest on client funds

Effective Tax Rate – We anticipate the effective tax rate will be about flat with the adjusted 33.9% in fiscal 2013.

Diluted Earnings Per Share from Continuing Operations – We anticipate 8% to 10% growth compared to the adjusted $2.89 in fiscal 2013.

  We anticipate that the decline in the impact related to the client funds extended investment strategy of $50 to $60 million will negatively impact earnings per share growth $0.07 to $0.08, or 2% to 3%, for the year with about $0.03, or 5%, negative impact anticipated in the first quarter.

 "I am pleased with our solid execution in our businesses, though I remain cautious as economic growth in the U.S. continues to lag historic levels, and the economic landscape across Continental Europe is still soft. However, I am confident that ADP is well positioned to navigate the uneven global economic recovery. As a leading global Human Capital Management solutions provider we are focused on successfully executing against our four strategic pillars for growth. Driving product innovation and enhancing our distribution and service capabilities are the right things to do to continue to grow the business long-term," Mr. Rodriguez concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2011, 2012, and 2013 have been updated for the fourth quarter of fiscal 2013. These schedules also include a statement of consolidated earnings for fiscal 2012 and each quarter has been restated for discontinued operations and are posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our Web site www.ADP.com under Reportable Segments Financial Data.

An analyst conference call will be held today, Thursday, August 1 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.ADP.com, or ADP's Investor Relations home page, http://www.investquest.com/iq/a/adp/index.htm, and click on the webcast icon.  Please note, this webcast will be broadcast in two streams: Windows Media and Flash. You may switch streams by selecting "Windows Media" or "Flash" from the gear-setup symbol located to the right-hand side of the volume control on the webcast player. Please check your system 10 minutes prior to the webcast. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

With more than $11 billion in revenues and more than 60 years of experience, ADP® (Nasdaq:ADP) serves approximately 620,000 clients in more than 125 countries.  As one of the world's largest providers of business outsourcing and human capital management solutions, ADP offers a wide range of human resource, payroll, talent management, tax and benefits administration solutions from a single source, and helps clients comply with regulatory and legislative changes, such as the Affordable Care Act (ACA).  ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world.  For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.adp.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2013	2012	2013	2012
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 2,223.1	$ 2,062.9	$ 8,928.5	$ 8,362.5
Interest on funds held for clients	100.5	120.3	420.9	493.3
PEO revenues (A)	486.9	440.4	1,960.7	1,760.2
Total revenues	2,810.5	2,623.6	11,310.1	10,616.0

Expenses:
Costs of revenues:
Operating expenses	1,455.2	1,361.2	5,742.4	5,365.2
Systems development & programming costs	173.9	154.0	654.3	592.7
Depreciation & amortization	63.7	66.8	252.9	256.4
Total costs of revenues	1,692.8	1,582.0	6,649.6	6,214.3

Selling, general & administrative expenses	730.1	675.3	2,620.6	2,456.9
Goodwill Impairment	42.7	--	42.7	--
Interest expense	1.8	2.3	9.1	7.7
Total expenses	2,467.4	2,259.6	9,322.0	8,678.9

Other income, net (B)	(22.0)	(29.8)	(96.2)	(170.8)

Earnings from continuing operations before income taxes	365.1	393.8	2,084.3	2,107.9

Provision for income taxes	138.1	137.6	720.2	728.2

Net earnings from continuing operations	$ 227.0	$ 256.2	$ 1,364.1	$ 1,379.7

Earnings from discontinued operations before income taxes	--	3.7	66.8	14.2

Provision for income taxes	--	1.5	25.1	5.4

Net earnings from discontinued operations	$ --	$ 2.2	$ 41.7	$ 8.8

Net earnings	$ 227.0	$ 258.4	$ 1,405.8	$ 1,388.5

Basic Earnings Per Share from Continuing Operations	$ 0.47	$ 0.53	$ 2.83	$ 2.83
Basic Earnings Per Share from Discontinued Operations	--	--	0.09	0.02
Basic Earnings Per Share	$ 0.47	$ 0.53	$ 2.91	$ 2.85

Diluted Earnings Per Share from Continuing Operations	$ 0.47	$ 0.52	$ 2.80	$ 2.80
Diluted Earnings Per Share from Discontinued Operations	--	--	0.09	0.02
Diluted Earnings Per Share	$ 0.47	$ 0.53	$ 2.89	$ 2.82

Dividends declared per common share	$ 0.4350	$ 0.3950	$ 1.7000	$ 1.5450

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $4,701.7 and $4,460.6 for the three months ended June 30, 2013 and 2012, respectively, and $19,956.2 and $17,792.2 for the twelve months ended June 30, 2013 and 2012, respectively.
(B) The twelve months ended June 30, 2012 includes a gain of $66.0 on the sale of assets related to rights and obligations to resell a third-party expense management platform.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2013	June 30, 2012
Assets
Cash and cash equivalents/Short-term marketable securities	$ 1,727.1	$ 1,578.5
Other current assets	2,245.1	2,030.0
Assets of discontinued operations	--	125.0
Total current assets before funds held for clients	3,972.2	3,733.5

Funds held for clients	22,228.8	21,539.1
Total current assets	26,201.0	25,272.6

Long-term marketable securities (C)	314.0	86.9
Property, plant and equipment, net	728.7	706.3
Other non-current assets	5,024.4	4,751.6
Total assets	$ 32,268.1	$ 30,817.4

Liabilities and Stockholders' Equity
Other current liabilities	$ 2,530.6	$ 2,367.5
Obligations under reverse repurchase agreements (C)	245.9	--
Liabilities of discontinued operations	--	29.0
Client funds obligations	21,956.3	20,856.2
Total current liabilities	24,732.8	23,252.7

Long-term debt	14.7	16.8
Other non-current liabilities	1,330.7	1,433.9
Total liabilities	26,078.2	24,703.4

Total stockholders' equity	6,189.9	6,114.0
Total liabilities and stockholders' equity	$ 32,268.1	$ 30,817.4

(C) As of June 30, 2013, $245.2 million of long-term marketable securities and $0.7 million of cash and cash equivalents have been pledged as collateral under the Company's reverse repurchase agreements.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the three and twelve months ended June 30, 2013 to adjusted results that exclude a non tax deductible goodwill impairment and for the twelve months ended June 30, 2012 to adjusted results that exclude the sale of assets related to rights and obligations to resell a third-party expense management platform. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management and improves their ability to understand the Company's operating performance. Since adjusted earnings, adjusted provision for income taxes, adjusted EPS, and adjusted pre-tax margin are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, or as a substitute for, earnings, provision for income taxes, EPS, and pre-tax margin, and they may not be comparable to similarly titled measures employed by other companies.

	Three months ended June 30, 2013
	Earnings from continuing operations before income taxes	Provision for income taxes	Effective Tax Rate	Net earnings from continuing operations	Basic EPS from continuing operations	Diluted EPS from continuing operations

As Reported	$ 365.1	$ 138.1	37.8%	$ 227.0	$ 0.47	$ 0.47

Add Adjustment:
Goodwill impairment	42.7	--		42.7	0.09	0.09

As Adjusted	$ 407.8 (D)	$ 138.1	33.9%	$ 269.7	$ 0.56	$ 0.55

	Twelve months ended June 30, 2013
	Earnings from continuing operations before income taxes	Provision for income taxes	Effective Tax Rate	Net earnings from continuing operations	Basic EPS from continuing operations	Diluted EPS from continuing operations

As Reported	$ 2,084.3	$ 720.2	34.6%	$ 1,364.1	$ 2.83	$ 2.80

Add Adjustment:
Goodwill impairment	42.7	--		42.7	0.09	0.09

As Adjusted	$ 2,127.0 (E)	$ 720.2	33.9%	$ 1,406.8	$ 2.91	$ 2.89

	Twelve months ended June 30, 2012
	Earnings from continuing operations before income taxes	Provision for income taxes	Effective Tax Rate	Net earnings from continuing operations	Basic EPS from continuing operations	Diluted EPS from continuing operations

As Reported	$ 2,107.9	$ 728.2	34.5%	$ 1,379.7	$ 2.83	$ 2.80

Less Adjustment:
Gain on sale of assets	66.0	24.8		41.2	0.08	0.08

As Adjusted	$ 2,041.9 (F)	$ 703.4	34.4%	$ 1,338.5	$ 2.75	$ 2.72

(D) For the three months ended June 30, 2013 the As Reported pre-tax margin was 13.0% and the As Adjusted pre-tax margin was 14.5%.
(E) For the twelve months ended June 30, 2013 the As Reported pre-tax margin was 18.4% and the As Adjusted pre-tax margin was 18.8%.
(F) For the twelve months ended June 30, 2012 the As Reported pre-tax margin was 19.9% and the As Adjusted pre-tax margin was 19.2%.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2013	2012	Change	% Change
Revenues from continuing operations (G)
Employer Services	$ 1,974.7	$ 1,835.8	$ 138.9	8%
PEO Services	490.1	443.3	46.8	11%
Dealer Services	463.6	425.6	38.0	9%
Other	(117.9)	(81.1)	(36.8)	n/m
Total revenues from continuing operations	$ 2,810.5	$ 2,623.6	$ 186.9	7%

Pre-tax earnings from continuing operations (G)
Employer Services	$ 464.9	$ 409.7	$ 55.2	13%
PEO Services	48.7	45.5	3.2	7%
Dealer Services	85.5	65.6	19.9	30%
Other (H)	(234.0)	(127.0)	(107.0)	n/m
Total pre-tax earnings from continuing operations	$ 365.1	$ 393.8	$ (28.7)	(7)%

Adjusted total pre-tax earnings from continuing operations (I)	$ 407.8	$ 393.8	14.0	4%

Pre-tax margin (G)
Employer Services	23.5%	22.3%	1.2%
PEO Services	9.9%	10.3%	(0.3)%
Dealer Services	18.4%	15.4%	3.0%
Other	n/m	n/m	n/m
Total pre-tax margin	13.0%	15.0%	(2.0)%

Adjusted total pre-tax margin (I)	14.5%	15.0%	(0.5)%

	Twelve Months Ended June 30,
	2013	2012	Change	% Change
Revenues from continuing operations (G)
Employer Services	$ 7,914.0	$ 7,388.5	$ 525.5	7%
PEO Services	1,973.2	1,771.4	201.8	11%
Dealer Services	1,813.7	1,661.3	152.4	9%
Other	(390.8)	(205.2)	(185.6)	n/m
Total Revenues from continuing operations	$ 11,310.1	$ 10,616.0	$ 694.1	7%

Pre-tax earnings from continuing operations (G)
Employer Services	$ 2,134.2	$ 1,949.2	$ 185.0	9%
PEO Services	199.2	170.6	28.6	17%
Dealer Services	335.7	277.6	58.1	21%
Other (J)	(584.8)	(289.5)	(295.3)	n/m
Total pre-tax earnings from continuing operations	$ 2,084.3	$ 2,107.9	$ (23.6)	(1)%

Adjusted total pre-tax earnings from continuing operations (K)	$ 2,127.0	$ 2,041.9	$ 85.1	4%

Pre-tax margin (G)
Employer Services	27.0%	26.4%	0.6%
PEO Services	10.1%	9.6%	0.5%
Dealer Services	18.5%	16.7%	1.8%
Other	n/m	n/m	n/m
Total pre-tax margin	18.4%	19.9%	(1.4)%

Adjusted total pre-tax margin (K)	18.8%	19.2%	(0.4)%

(G) Prior year's segment results were adjusted to reflect fiscal year 2013 budgeted foreign exchange rates.
(H) The three months ended June 30, 2013 includes a non tax-deductible goodwill impairment charge of $42.7.
(I) The three months ended June 30, 2013 has been adjusted to exclude a non tax-deductible goodwill impairment charge of $42.7.
(J) The twelve months ended June 30, 2013 includes a non tax-deductible goodwill impairment charge of $42.7, and the twelve months ended June 30, 2012 includes a gain of $66.0 on the sale of assets related to rights and obligations to resell a third-party expense management platform.
(K) The twelve months ended June 30, 2013 has been adjusted to exclude a non tax-deductible goodwill impairment charge of $42.7, and the twelve months ended June 30, 2012 has been adjusted to exclude a gain of $66.0 on the sale of assets related to rights and obligations to resell a third-party expense management platform.

n/m - not meaningful

	Three Months Ended June 30,
	2013	2012	Change in other income, net
Components of other income, net:
Interest income on corporate funds	$ (13.2)	$ (19.9)	$ (6.7)
Realized gains on available-for-sale securities	(10.8)	(9.0)	1.8
Realized losses on available-for-sale securities	2.0	0.4	(1.6)
Other, net	--	(1.3)	(1.3)
Total other income, net	$ (22.0)	$ (29.8)	$ (7.8)

	Twelve Months Ended June 30,
	2013	2012	Change in other income, net
Components of other income, net:
Interest income on corporate funds	$ (64.5)	$ (85.2)	$ (20.7)
Realized gains on available-for-sale securities	(32.1)	(32.1)	--
Realized losses on available-for-sale securities	3.5	7.7	4.2
Impairment losses on available-for-sale securities	--	5.8	5.8
Impairment losses on assets held for sale	--	2.2	2.2
Gains on sales of buildings	(2.2)	--	2.2
Gain on sale of assets	--	(66.0)	(66.0)
Other, net	(0.9)	(3.2)	(2.3)
Total other income, net	$ (96.2)	$ (170.8)	$ (74.6)

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended June 30,
	2013	2012	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 227.0	$ 256.2	$ (29.2)	(11)%
Adjusted net earnings from continuing operations (L)	$ 269.7	$ 256.2	$ 13.5	5%
Net earnings	$ 227.0	$ 258.4	$ (31.4)	(12)%

Basic weighted average shares outstanding	482.5	485.9	(3.4)	(1)%
Basic earnings per share from continuing operations	$ 0.47	$ 0.53	$ (0.06)	(11)%
Adjusted basic earnings per share from continuing operations (L)	$ 0.56	$ 0.53	$ 0.03	6%
Basic earnings per share	$ 0.47	$ 0.53	$ (0.06)	(11)%

Diluted weighted average shares outstanding	486.7	490.6	(3.9)	(1)%
Diluted earnings per share from continuing operations	$ 0.47	$ 0.52	$ (0.05)	(10)%
Adjusted diluted earnings per share from continuing operations (L)	$ 0.55	$ 0.52	$ 0.03	6%
Diluted earnings per share	$ 0.47	$ 0.53	$ (0.06)	(11)%

	Twelve Months Ended June 30,
	2013	2012	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 1,364.1	$ 1,379.7	$ (15.6)	(1)%
Adjusted net earnings from continuing operations (M)	$ 1,406.8	$ 1,338.5	$ 68.3	5%
Net earnings	$ 1,405.8	$ 1,388.5	$ 17.3	1%

Basic weighted average shares outstanding	482.7	487.3	(4.6)	(1)%
Basic earnings per share from continuing operations	$ 2.83	$ 2.83	$ --	0%
Adjusted basic earnings per share from continuing operations (M)	$ 2.91	$ 2.75	$ 0.16	6%
Basic earnings per share	$ 2.91	$ 2.85	$ 0.06	2%

Diluted weighted average shares outstanding	487.1	492.2	(5.1)	(1)%
Diluted earnings per share from continuing operations	$ 2.80	$ 2.80	$ --	0%
Adjusted diluted earnings per share from continuing operations (M)	$ 2.89	$ 2.72	$ 0.17	6%
Diluted earnings per share	$ 2.89	$ 2.82	$ 0.07	2%

(L) The three months ended June 30, 2013 has been adjusted to exclude a non tax-deductible goodwill impairment charge of $42.7.
(M) The twelve months ended June 30, 2013 has been adjusted to exclude a non tax-deductible goodwill impairment charge of $42.7, and the twelve months ended June 30, 2012 has been adjusted to exclude a gain of $66.0 ($41.2 after-tax) on the sale of assets related to rights and obligations to resell a third-party expense management platform.

	Three Months Ended June 30,
Key Statistics:	2013	2012
Internal revenue growth:
Employer Services	7%	5%
PEO Services	11%	12%
Dealer Services	9%	6%

Employer Services:
Change in pays per control - AutoPay product	2.8%	3.2%
Change in client revenue retention percentage - worldwide	0.8 pts	(0.2) pts
Employer Services/PEO new business sales growth - worldwide	14%	20%

PEO Services:
Paid PEO worksite employees at end of period	290,000	268,000
Average paid PEO worksite employees during the period	286,000	265,000

	Twelve Months Ended June 30,
Key Statistics:	2013	2012
Internal revenue growth:
Employer Services	6%	6%
PEO Services	11%	15%
Dealer Services	8%	6%

Employer Services:
Change in pays per control - AutoPay product	2.8%	3.0%
Change in client revenue retention percentage - worldwide	0.4 pts	(0.1) pts
Employer Services/PEO new business sales growth - worldwide	11%	13%

PEO Services:
Paid PEO worksite employees at end of period	290,000	268,000
Average paid PEO worksite employees during the period	277,000	255,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended June 30,
	2013	2012	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.8	$ 1.6	$ 0.2	12%
Corporate extended	2.5	2.5	(0.0)	(1)%
Total corporate	4.3	4.1	0.2	4%
Funds held for clients	20.4	19.2	1.2	6%
Total	$ 24.7	$ 23.3	$ 1.4	6%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.6%	1.3%
Corporate extended	1.7%	2.3%
Total corporate	1.2%	1.9%
Funds held for clients	2.0%	2.5%
Total	1.8%	2.4%

Net unrealized gain position at end of period	$ 287.4	$ 710.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.1	$ 2.2
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.3
	$ 2.5	$ 2.5

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.6%	0.7%

Interest on funds held for clients	$ 100.5	$ 120.3	$ (19.8)	(16)%
Corporate extended interest income (N)	10.3	14.6	(4.3)	(29)%
Corporate interest expense-short-term financing (N)	(1.3)	(1.6)	0.3	19%
	$ 109.6	$ 133.4	$ (23.8)	(18)%

	Twelve Months Ended June 30,
	2013	2012	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.4	$ 1.5	$ (0.0)	(3)%
Corporate extended	2.8	2.6	0.2	9%
Total corporate	4.2	4.0	0.2	4%
Funds held for clients	19.2	17.9	1.3	7%
Total	$ 23.4	$ 21.9	$ 1.4	7%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.7%	1.2%
Corporate extended	1.9%	2.7%
Total corporate	1.5%	2.1%
Funds held for clients	2.2%	2.8%
Total	2.1%	2.6%

Net unrealized gain position at end of period	$ 287.4	$ 710.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.4	$ 2.3
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.3
	$ 2.8	$ 2.6

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.7%	0.6%

Interest on funds held for clients	$ 420.9	$ 493.3	$ (72.4)	(15)%
Corporate extended interest income (N)	54.3	68.0	(13.7)	(20)%
Corporate interest expense-short-term financing (N)	(6.9)	(4.9)	(2.0)	(42)%
	$ 468.3	$ 556.4	$ (88.1)	(16)%

(N) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended June 30,
	2013	2012

Corporate extended interest income	$ 10.3	$ 14.6
All other interest income	2.9	5.3
Total interest income on corporate funds	$ 13.2	$ 19.9

Corporate interest expense - short-term financing	$ 1.3	$ 1.6
All other interest expense	0.5	0.7
Total interest expense	$ 1.8	$ 2.3

	Twelve Months Ended June 30,
	2013	2012

Corporate extended interest income	$ 54.3	$ 68.0
All other interest income	10.2	17.2
	$ 64.5	$ 85.2

Corporate interest expense - short-term financing	$ 6.9	$ 4.9
All other interest expense	2.2	2.8
Total interest expense	$ 9.1	$ 7.7

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 should be considered in evaluating any forward-looking statements contained herein.

CONTACT: ADP Investor Relations
         Elena Charles, 973.974.4077
         Debbie Morris, 973.974.7821